Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description of the share capital of Birkenstock Holding plc (the “Company,” “we,” “us” and “our”) and certain provisions of our amended and restated memorandum and articles of association (as amended, our “Memorandum of Association” and “Articles of Association,” respectively) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Memorandum of Association and Articles of Association, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this exhibit forms a part. We encourage you to read the Memorandum of Association and Articles of Association for additional information.

Overview

We are a public limited company incorporated under Jersey law, with registered number 148522. Our affairs are governed by Jersey law, including the Companies (Jersey) Law 1991, as amended (“Jersey Companies Law”), and by our Articles of Association. Our registered office is 47 Esplanade, St Helier, Jersey JE1 0BD, Channel Islands. The Jersey register is the Companies Registry maintained by the Jersey Financial Services Commission.

Our authorized share capital consists of an unlimited number of ordinary shares, no par value and an unlimited number of preferred shares, no par value.

Ordinary Shares

As of September 30, 2025, 183,906,056 ordinary shares, no par value, were issued and outstanding. All outstanding ordinary shares are registered shares and are validly issued, fully paid and non-assessable. The ordinary shares do not have pre-emptive, subscription or redemption rights. Neither our Memorandum of Association or Articles of Association nor the laws of Jersey restrict in any way the ownership or voting of ordinary shares held by non-residents of Jersey.

Our board of directors may issue authorized but unissued ordinary shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our shares may be listed or quoted.

The rights of the holders of ordinary shares are governed by Jersey law and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical United States corporations. See “Item 10. Additional Information—B. Memorandum and Articles of Association—Comparison of Delaware Corporate Law and Jersey Corporate Law” in the Annual Report on Form 20-F of which this exhibit forms a part for a description of the principal differences between the provisions of the Jersey Companies Law applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “BIRK.”

Articles of Association

Dividend and Liquidation Rights

Holders of ordinary shares are entitled to receive equally, share for share, any dividends that may be declared in respect of our ordinary shares by the board of directors out of funds legally available therefor. In the event of our liquidation, after satisfaction of liabilities to creditors, holders of ordinary shares are entitled to share pro rata in our net assets. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class or series of preferred shares that may be authorized in the future. Our board of directors has the power to declare such interim dividends as it determines. Declaration of a final dividend (not exceeding the amounts proposed by our board of directors) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends. Our Articles of Association provide that any dividend which has remained unclaimed for a period of 10 years from the date of declaration thereof shall if the board of directors so resolve be forfeited and cease to remain owing by the Company and shall thenceforth belong to the Company absolutely.

Voting, Shareholder Meetings and Resolutions

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of holders of ordinary shares, including the appointment of directors. These voting rights may be affected by the grant of any special voting rights to the holders of a class or series of preferred shares that may be authorized in the future. Pursuant to Jersey law, an annual general meeting shall be held once every calendar year at the time (within a period of not more than 18 months after the last preceding annual general meeting) and at the place as may be determined by the board of directors. The quorum required for a meeting of shareholders consists of shareholders present in person or by proxy who hold or represent between them a majority of the outstanding shares entitled to vote at such meeting.

Extraordinary and general meetings are called by the directors or by requisition of the shareholders (subject to certain conditions) giving 14 clear days' notice to shareholders. A shareholder meeting may be held at shorter notice, in the case of an annual general meeting by all the shareholders entitled to attend and vote at such meeting or in the case of any other meeting by a majority of the shareholders having a right to attend and vote at the meeting being a majority together holding not less than the minimum percentage of voting rights prescribed by Jersey law. The notice of a shareholder meeting shall specify the place, day and time of the business and the general nature of the business to be discussed. Shareholders of record are entitled to attend extraordinary and general meetings of the Company and may appoint one or more proxies to attend and vote instead of them. The Company's auditors (if any) and our directors are also able to attend shareholder meetings.

An ordinary resolution (such as a resolution for the declaration of a final dividend) requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon.

A special resolution (such as a resolution to amend the Memorandum or the Articles of Association)
requires approval by the holders of two thirds of the voting rights represented at a meeting, in person or by proxy, and voting thereon.

There are no provisions in the Jersey Companies Law or our Articles of Association relating to cumulative voting.

Amendments to Governing Documents

A special resolution (such as, for example, a resolution amending our Memorandum of Association or Articles of Association or approving any change in authorized capitalization, or a liquidation or winding-up) requires approval of the holders of two-thirds of the voting rights represented at the meeting, in person or by proxy, and voting thereon. A special resolution can only be considered if shareholders receive at least 14 days’ prior notice of the meeting at which such resolution will be considered.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our Articles of Association establish advance notice and related procedures with respect to shareholder proposals and nomination of candidates for election as directors. In brief, not more than 120 and at least 90 clear days' notice expiring on the anniversary of the preceding annual general meeting and containing certain prescribed information is to be given of any shareholder(s) holding at least 10% of the total voting rights of the shareholders who have the right to vote at general meetings to propose any person for election as a director.

Limits on Written Consents

At any time that L Catterton and its affiliates (the “Principal Shareholder”) own at least 40% of the Company’s voting power, shareholders are permitted to take action by written consent if approved by a majority of the voting power of the Company, or two-thirds of the voting power of the Company, when required by Jersey law. At any time that our Principal Shareholder owns less than 40%, shareholder action by written consent is not permitted and shareholder approval may only occur at an annual or special meeting of shareholders.

Notices

Each shareholder of record is entitled to receive at least 14 days’ prior notice (excluding the day of notice and the day of the meeting) of an ordinary shareholders’ meeting and of any shareholders’ meeting at which a special resolution is to be adopted. For the purposes of determining the shareholders entitled to notice and to vote at the meeting, the board of directors may fix a date as the record date for any such determination.

Modification of Class Rights

The rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the sanction of an ordinary resolution passed at a separate general meeting of the holders of the shares of that class.

Directors

Powers of Directors. The business of the Company is managed by the board of directors. The board of directors may exercise all powers that are not required under the Jersey Companies Law or under our Articles of Association to be exercised by the Company in a general meeting. These powers include borrowing powers, which may be varied by an amendment to the Articles of Association.

Director Quorum and Interests. A director notwithstanding their interest may be counted in the quorum present at any meeting at which any contract or arrangement in which they are interested is considered and they may vote in respect of any such contract or arrangement, except those concerning their own terms of appointment.

Election and Removal of Directors. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect any of our directors who are up for election. In accordance with our Articles of Association, our directors are divided into three classes serving staggered three-year terms. At each annual meeting of shareholders, our directors are elected to succeed the class of directors whose terms have expired. As a result, only one class of directors is elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms. There are no share ownership requirements for a director's qualification.

Our board of directors consists of seven directors. Our Articles of Association state that at any time that our Principal Shareholder owns at least 40% of the voting power of the Company, directors may be removed with or without cause by a majority of the voting power of the then-outstanding ordinary shares of the Company entitled to vote thereon. At any time that our Principal Shareholder owns less than 40% of voting power, directors may be removed only for cause and by an affirmative vote of at least 66 2/3% in voting power of the then-outstanding ordinary shares of the Company entitled to vote thereon. Our board of directors has sole power to fill any vacancy occurring as a result of the death, disability, removal or resignation of a director or as a result of an increase in the size of the board of directors.

Change in Control

The Articles of Association do not contain a specific provision that delays, defers or prevents a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company or any of its subsidiaries. Subject to the restrictions in our Articles of Association, our Articles of Association give the board of directors the right to provide for other classes of shares, including series of preferred shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Where the United Kingdom City Code on Takeovers and Mergers does not apply to a company, Jersey law does not prohibit a company from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares. Please also see below "Other Jersey, Channel Islands Law Considerations."

Ownership Disclosure

The Articles of Association do not contain a provision requiring the disclosure of shareholder ownership at a certain threshold.

Capital Calls

The Articles of Association do not include any further capital requirements to be made by shareholders. Our directors may, subject to the conditions of the allotment of shares, make calls upon shareholders in respect of any monies unpaid on their shares, with 14 clear days' notice specifying the time or times and place of payment.

Substantial Holdings

The Articles of Association do not contain a provision that discriminates against any existing or prospective holder of securities as a result of a shareholder owning a substantial number of shares.

Sinking Fund Provisions

The Articles of Association do not contain sinking fund provisions.

Other Jersey, Channel Islands Law Considerations

Purchase of Own Shares

As with declaring a dividend, we may not buy back or redeem (to the extent redeemable) our shares unless our directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed, the Company will be able to discharge its liabilities as they fall due and, having regard to prescribed factors, the Company will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed (or until the Company is dissolved on a solvent basis, if earlier).

If the above conditions are met, we may purchase shares in the manner described below.

We may purchase on a stock exchange our own fully paid shares pursuant to a special resolution of our shareholders. The resolution authorizing the purchase must specify the maximum number of shares to be purchased; the maximum and minimum prices which may be paid; and a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a stock exchange with the sanction of a special resolution of our shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem shares is not entitled to take part in such shareholder vote in respect of the shares to be purchased.

We may fund a redemption or purchase of our own shares from any source. We cannot purchase our shares if, as a result of such purchase, only redeemable shares would remain in issue.

In addition to the above and subject to the provisions of the Jersey Companies Law, where we wish to purchase our own ordinary shares, our board of directors shall have the authority pursuant to our Articles of Association to instead elect to convert any or all of those shares into redeemable shares that shall be redeemed upon such terms and conditions as our board of directors may decide at the relevant time. Our board of directors may convert, and we may redeem, any relevant shares in accordance with this power as they in their absolute discretion decide and there shall be no obligation on our board of directors or us to offer to convert and redeem any other shares held by any other shareholder and no shareholder shall have any right to require their shares to be considered for conversion and redemption.

If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by us are cancelled where we have not been authorized to hold these as treasury shares.

Mandatory Purchases and Acquisitions

The Jersey Companies Law provides that where a person has made an offer to acquire a class of all of our outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares to which the offer relates, that person is then entitled (and may be required) to acquire the remaining shares on the terms of the offer. In such circumstances, a holder of any such remaining shares may apply to the Jersey court for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different to those under which the person made such offer.

Compromises and Arrangements

Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the Jersey court may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).

Whether the capital of the Company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

Conflicts of Interest

Jersey law permits companies to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the Company or its officers, directors or shareholders. Our Articles of Association, to the maximum extent permitted from time to time by Jersey law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or shareholders or their respective affiliates, other than those officers, directors, shareholders or affiliates who are our or our subsidiaries’ employees. Our Articles of Association provide that, to the fullest extent permitted by law, neither our Principal Shareholder nor any of our directors who are not employed by us (including any non-employee director who serves as one of our officers in both their director and officer capacities) or their affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that our Principal Shareholder or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or themselves or its or their affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our Articles of Association do not renounce our interest in any business opportunity that is expressly offered to a non-employee director in writing solely in their capacity as a director or officer of our Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Memorandum of Association or Articles of Association, we have sufficient financial resources to undertake the opportunity, the opportunity would be in line with our business and would be an opportunity in which we have an interest or reasonable expectancy.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A.